As filed with the Securities and Exchange Commission on October 14, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWER SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0963637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Mittel Drive Wood Dale, Illinois	60191
(Address of Principal Executive Offices)	(Zip Code)

Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan

(Full Title of the plan)

Gary S. Winemaster

Chief Executive Officer and President

Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, IL 60191

(Name and address of agent for service)

(630) 350-9400

(Telephone number, including area code, of agent for service)

Copies to:

Mark D. Wood, Esq. Katten Muchin Rosenman LLP 525 West Monroe Street, Suite 1900 Chicago, Illinois 60661-3693 (312) 902-5200	Catherine V. Andrews, Esq. Power Solutions International, Inc. General Counsel 201 Mittel Drive Wood Dale, Illinois 60191 (630) 350-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value (3)	70,000 shares	$54.50	$3,815,000	$491.37

(1)	This registration statement registers shares of the registrant’s common stock issuable pursuant to the Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers an indeterminate number of additional shares of the registrant’s common stock which may be issued under the adjustment provisions of the Plan.
(2)	Based upon the average of the high and low prices per share of common stock of the registrant on October 8, 2013, as reported by the NASDAQ Capital Market, solely for the purpose of calculating the registration fee. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I (Plan Information and Registrant Information and Employee Plan Annual Information) will be sent or given to each participant in the Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). This information has been omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act and the introductory note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Power Solutions International, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

2. The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

3. The Company’s Current Reports on Form 8-K dated January 4, 2013, June 17, 2013, June 28, 2013 and August 28, 2013; and

4. The description of the Company’s common stock, par value $0.001 per share, contained in the Registration Statement on Form 10-SB filed with the Commission by Power Solutions International, Inc., a Nevada corporation (then known as Format, Inc.) (“PSI Nevada”), the predecessor to the Company for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), pursuant to Section 12 of the Exchange Act on August 31, 2006, and any amendments or reports filed for the purpose of updating such description, including the Current Report on Form 8-K filed by the Company with the Commission on September 1, 2011, whereby the Company confirmed that it is the successor-in-interest to PSI Nevada and elected to continue registration under Section 12(g) of the Exchange Act with respect to its common stock pursuant to Rule 12g-3 thereunder, without the filing of a new registration statement pursuant to the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or by the Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan pursuant to Section 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits each Delaware corporation to indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation – a “derivative action”), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and court approval is required before there can be any indemnification where the person seeking indemnification has been adjudged liable to the corporation.

The certificate of incorporation of the Company (i) provides for the indemnification of the Company’s directors with regards to actions by or in the right of the Company, (ii) provides for the indemnification of the Company’s directors to the fullest extent permitted by the DGCL with regards to other actions, and (iii) provides for the indemnification of the registrant’s officers, employees and agents to the extent determined by its board of directors. In addition, the Company’s certificate of incorporation provides that the personal liability of the registrant’s directors is eliminated to the fullest extent permitted by the DGCL. The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derives an improper personal benefit. The Company also maintains standard policies of insurance under which coverage is provided (a) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

The Company may enter into indemnification agreements with each of the Company’s directors and executive officers, which will provide for mandatory indemnification of an executive officer or a director made party to a proceeding by reason of the fact that the person is or was an executive officer or a director of the Company, if the executive officer or director acted in good faith and in a manner the executive officer or director reasonably believed to be in, or not opposed to, the Company’s best interests and, in the case of a criminal proceeding, the executive officer or director had no reasonable cause to believe that his or her conduct was unlawful. Such agreements would also obligate the Company to advance expenses to an executive officer or a director who may have a right to be indemnified by the Company; provided, that the executive officer or director will repay advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Under such agreements, the Company’s executive officers and directors would also be entitled to indemnification and indemnification for expenses incurred as a result of acting at the Company’s request as a director, an officer or an agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description	Incorporation By Reference To:

4.1	Certificate of Incorporation of Power Solutions International, Inc., a Delaware corporation, originally filed with the Secretary of State of the State of Delaware on August 12, 2011	Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, Registration No. 333-174543, filed August 19, 2011.

4.2	Bylaws of Power Solutions International, Inc., a Delaware corporation, adopted August 12, 2011	Exhibit 3.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, Registration No. 333-174543, filed August 19, 2011.

5.1

The shares of common stock of Power Solutions International, Inc.

offered and sold pursuant to the Power Great Lakes, Inc. Employees

401(K) Profit Sharing Plan are purchased by the administrators of the assets of the Power Great Lakes, Inc. Employees 401(K) Profit Sharing

Plan in market transactions. Because no original issuance securities will be offered or sold pursuant to the Power Great Lakes, Inc. 401(K) Profit

Sharing Plan, no opinion of counsel regarding the legality of the securities being registered hereby is required. We hereby undertake to submit the

Power Great Lakes, Inc. 401(K) Profit Sharing Plan and any amendments thereto to the Internal Revenue Service in a timely manner, and we will make all changes required by the Internal Revenue Service in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of McGladrey LLP*

24.1	Power of Attorney (included in the signature pages hereto)*

*	Filed herewith

Item 9.	Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to the registration statement any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on this 14th day of October, 2013.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Daniel P. Gorey
Daniel P. Gorey
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gary S. Winemaster, Daniel P. Gorey, Catherine V. Andrews, Mark D. Wood, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Gary S. Winemaster Gary S. Winemaster	Chief Executive Officer (principal executive officer), President and Chairman of the Board	October 14, 2013

/s/ Daniel P. Gorey Daniel P. Gorey	Chief Financial Officer (principal financial and accounting officer)	October 14, 2013

/s/ Kenneth W. Landini Kenneth W. Landini	Director	October 14, 2013

/s/ H. Samuel Greenawalt H. Samuel Greenawalt	Director	October 14, 2013

/s/ Jay J. Hansen Jay J. Hansen	Director	October 14, 2013

/s/ Mary E. Vogt Mary E. Vogt	Director	October 14, 2013

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other person who administers the employee benefit plan) of the Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan (the “Plan”) has duly caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on this 14th day of October, 2013.

POWER GREAT LAKES, INC. EMPLOYEES 401(K) PROFIT SHARING PLAN

By:	/s/ Daniel P. Gorey
Daniel P. Gorey, as Plan Administrator

INDEX TO EXHIBITS

Exhibit	Description	Incorporation By Reference To:

4.1	Certificate of Incorporation of Power Solutions International, Inc., a Delaware corporation, originally filed with the Secretary of State of the State of Delaware on August 12, 2011	Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, Registration No. 333-174543, filed August 19, 2011.

4.2	Bylaws of Power Solutions International, Inc., a Delaware corporation, adopted August 12, 2011	Exhibit 3.5 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, Registration No. 333-174543, filed August 19, 2011.

5.1

The shares of common stock of Power Solutions International, Inc.

offered and sold pursuant to the Power Great Lakes, Inc. Employees

401(K) Profit Sharing Plan are purchased by the administrators of the assets of the Power Great Lakes, Inc. Employees 401(K) Profit Sharing

Plan in market transactions. Because no original issuance securities will be offered or sold pursuant to the Power Great Lakes, Inc. 401(K) Profit

Sharing Plan, no opinion of counsel regarding the legality of the securities being registered hereby is required. We hereby undertake to submit the

Power Great Lakes, Inc. 401(K) Profit Sharing Plan and any amendments thereto to the Internal Revenue Service in a timely manner, and we will make all changes required by the Internal Revenue Service in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of McGladrey LLP*

24.1	Power of Attorney (included in the signature pages hereto)*

*	Filed herewith